UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2023

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38191	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MBIO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03Material Modification to Rights of Security Holders.

On April 3, 2023, Mustang Bio, Inc. (the “Company”) filed a Certificate of Amendment (the “Amendment”) to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 15-for-1 reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, $0.0001 par value (the “Common Stock”).

As previously disclosed in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on March 13, 2023 (the “Information Statement”), the Company’s stockholders approved the Reverse Stock Split within a range of between 5-for-1 and 20-for-1, such ratio to be determined by the Board of Directors of the Company (the “Board”), which the Board also approved. On March 15, 2023, the Board selected the 15-for-1 reverse stock split ratio.

As a result of the Reverse Stock Split, every 15 shares of the Company’s pre-reverse split Common Stock will be combined and reclassified as one share of Common Stock. Proportionate voting rights and other rights of common stockholders will not be affected by the reverse split, other than as a result of the payment in lieu of issuance of fractional shares. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of Common Stock will receive (upon surrender to the exchange agent of certificates representing such shares), a cash payment in lieu thereof, without interest or deduction, rounded to the nearest cent, in an amount equal to the product obtained by multiplying (a) the closing price per share of our Common Stock as reported on the Nasdaq Stock Market as of the effective date of the Reverse Stock Split, by (b) the fraction of one share owned by the stockholder.

The Reverse Stock Split became effective on April 3, 2023, and the Common Stock will be quoted on the Nasdaq Stock Market on a post-split basis at the open of business on April 4, 2023. The Company’s post-reverse split Common Stock has a new CUSIP number, 62818Q203, but the par value and other terms of the Common Stock were not affected by the Reverse Stock Split.

As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all outstanding stock options, restricted stock unit awards and warrants granted by the Company, and the number of shares reserved for issuance under the Company’s 2016 Incentive Plan and the 2019 Employee Stock Purchase Plan will be proportionately reduced all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and restricted stock units.

The Company’s transfer agent, VStock Transfer, LLC, is acting as exchange agent for the Reverse Stock Split and will send instructions to stockholders of record regarding the exchange of certificates for Common Stock.

The foregoing description of the Amendment and the Reverse Stock Split set forth above does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Information Statement. A copy of the Amendment is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosures set forth in Item 3.03 of this Current Report on Form 8-K are incorporated into this Item 5.03 by reference.

In addition, on March 28, 2023, the Board adopted the Amended and Restated Bylaws of the Company (the “Amended Bylaws”), effective immediately. The Amended Bylaws modify the Company’s prior bylaws to amend Article II, Section 6 to change the quorum requirement for meetings of stockholders to a majority of the outstanding voting power of the Company, calculated in accordance with the Company’s Amended and Restated Certificate of Incorporation, from a majority of the outstanding shares of stock of the Company issued and outstanding and entitled to vote thereat. The Amended Bylaws are attached as Exhibit 3.2 to this report and are incorporated by reference to this Item 5.03, and the foregoing description is qualified in its entirety by the Amended Bylaws.

Item 8.01Other Events

On April 3, 2023, the Company issued a press release announcing the Reverse Stock Split ratio. A copy of such press release is being furnished as Exhibit 99.1 to this report.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this report:

Exhibit Number	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Mustang Bio, Inc.
3.2	Amended and Restated Bylaws of the Company
99.1	Press Release, Dated April 3, 2023
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2023	Mustang Bio, Inc.
(Registrant)

	By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
President and Chief Executive Officer